QUAKER INVESTMENT TRUST

ADVISOR CLASS SHARES

DISTRIBUTION (RULE 12b-1) PLAN

WHEREAS, the Quaker Investment Trust, a Delaware statutory trust (the “Trust”), is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and
WHEREAS, the Trust offers shares of beneficial interest in the series listed on the Appendix A, as may be amended from time to time (the “Funds”); and
WHEREAS, the Trust, on behalf of the Funds, desires to arrange for the provision and compensation of certain sales and marketing services related to the Funds’ Advisor Class shares under the terms and conditions described herein;
NOW, THEREFORE, the Trust hereby adopts this Distribution (Rule 12b-1) Plan (the “Plan”) on behalf of the Funds’ Advisor Class shares in accordance with Rule 12b-1 under the 1940 Act, subject to the following terms and conditions:
1.The Funds shall pay to the Trust’s principal underwriter (the “Distributor”) a fee at a rate, not to exceed 0.25% on an annual basis of the average daily net asset value of the Advisor Class shares of each Fund (the “Fee”). Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board of Trustees (the “Board”) of the Trust shall determine.
2.The Distributor shall use the Fee paid to it pursuant to Paragraph 1 hereof for marketing activities (“Marketing Services”) intended to result in the sale of Fund shares, which may be used, among other things, for the preparation and distribution of advertisements, sales literature and prospectuses and reports used for sales purposes, as well as compensation related to sales and marketing personnel and payments to dealers and others for marketing related services. The Fee may also be used to compensate dealers and others that have entered into an agreement with the Distributor for Marketing Services that include attracting shareholders to the Funds’ Advisor Class.
3.The Plan shall not take effect with respect to the Advisor Class shares of the Funds until the Plan, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust, and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the “Plan Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements, except that a meeting at which a related agreement between the Funds and a non-affiliated service provider is approved need not be an in-person meeting. For purposes of the Plan, a non-affiliated service provider is a service provider that is not affiliated with the Trust or the Distributor.
4.The Plan shall continue in full force and effect as to the Advisor Class shares of the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 3 hereof.
5.Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or a related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Authorized service providers shall provide to the Distributor, for provision to the Trustees, and the Trustees shall review such reports and information as the Trustees may require, which may be specified in the related agreement.
6.All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide, with respect to the Fund, that:
(a) such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding Advisor Class shares of a Fund, on or not more than 60 days' written notice to any other party to the agreement; and
(b) such agreement shall terminate automatically in the event of its assignment.
7.This Plan, or any agreements entered into pursuant to this Plan, may be terminated with respect to the Advisor Class shares of a Fund at any time, without penalty, by vote of a majority of the Trustees and a majority of the Plan Trustees, or by vote of a majority of the outstanding voting securities of the Class A shares of the affected Fund.
8.While this Plan is in effect, the Board shall satisfy the fund governance standards as defined under Rule 0-1(a)(7) under the 1940 Act.
9.As used in this Plan, the terms “majority of the outstanding voting securities” and “assignment” shall have the same meanings as those terms have in the 1940 Act.
10.The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.
11.The Trustees and the holders of a Fund’s Advisor Class shares shall not be liable for any obligations of the Trust or any Fund under this Plan, and an authorized service provider or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such applicable Fund in settlement of such right or claim, and not to such Trustees or holders of Advisor Class shares.
12.The Plan may be amended at any time with respect to the Advisor Class shares of a Fund provided that no amendment to increase materially the amount of the Fee provided for in Paragraph 1 hereof without shareholder approval and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for approval in Paragraph 3 hereof.
Adopted: September 30, 2018

APPENDIX A

Quaker Impact Growth Fund
Quaker Small/Mid-Cap Impact Value Fund

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